EXHIBIT 99.1

ACR GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended February 28,		Year Ended February 28,
	2007	2006	2007	2006

Sales	$45,562	$45,621	$239,643	$204,312
Cost of sales	33,925	34,561	178,607	155,981
Gross profit	11,637	11,060	61,036	48,331

Selling, general and administrative expenses	11,663	10,630	50,042	43,197

Operating income (loss)	(26)	430	10,994	5,134

Interest expense	531	423	2,451	1,489
Interest derivative (gain)	-	(65)	(84)	(247)
Other non-operating (income)	(154)	(181)	(659)	(666)

Income (loss) before income taxes	(403)	253	9,286	4,558

Provision (benefit) for income taxes	(177)	169	3,544	1,804

Net income (loss)	$(226)	$84	$5,742	$2,754

Earnings (loss) per share:
Basic	$(.02)	$.01	$.51	$.25

Diluted	$(.02)	$.01	$.49	$.24

Weighted average and equivalent shares:
Basic	11,230	11,054	11,225	11,006

Diluted	11,648	11,426	11,625	11,360